Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (File No. 333-146267) on Form F-1 of our report dated August 31, 2007, except for Note 25, as to which the date is October 5, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd., incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
October 18, 2007